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                                                            April 23, 1996


Dear BNA Stockholder:

       At the annual meeting of stockholders held April 20, 1996, the following individuals were elected as members of the Corporation's Board of Directors for the ensuing year: William A. Beltz, Jacqueline M. Blanchard, Sandra C. Degler, Gerald Egan, Kathleen D. Gill, John E. Jenc, Eileen Z. Joseph, George J. Korphage, John V. Schappi, Frederick
A. Schenck, Mary Patricia Swords, Daniel W. Toohey, Loene Trubkin, Robert L. Velte, and Paul N. Wojcik.

       The following table provides pertinent statistical data on the election for directors. As of the record date of March 23, 1996, there were 3,606,278 shares of Class A common stock outstanding. The total number of shares voted was 3,051,677.

                           Stockholder Candidates
                           ----------------------
                    Name                             Shares Voted For
             -------------------                     ----------------
             Paul N. Wojcik                          2,073,832
             Mary Patricia Swords                    2,063,995
             George J. Korphage                      1,888,586
             William A. Beltz                        1,800,614
             Sandra C. Degler                        1,725,138
             Kathleen D. Gill                        1,690,584
             John E. Jenc                            1,668,905
             Gerald Egan                             1,596,508
             Jacqueline M. Blanchard                 1,502,629
             Robert L. Velte                         1,466,039
             Eileen Z. Joseph                        1,417,575
             John V. Schappi                         1,336,519
             Cynthia J. Bolbach                      1,237,933
             John P. Boylan                          1,096,767

                           Nonstockholder Candidates
                           -------------------------
             Loene Trubkin                           1,624,542
             Daniel W. Toohey                        1,533,150
             Frederick A. Schenck                    1,493,280


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       As is his custom at each annual meeting of stockholders, Mr.
William A. Beltz, Chairman of the Board and Chief Executive Officer of the Corporation, reported on acquisition inquiries from other corporations. Mr. Beltz reported that the Corporation received two inquiries regarding the availability of the Corporation for sale. One was from a broker representing an unidentified principal, and one was from the Information Handling Services Group, which is owned by a large holding company headquartered in Monaco. In both cases, he was instructed by the Board of Directors to respond that the Corporation is wholly owned by its employees and not for sale.

       At the meeting of the Board of Directors held immediately after the stockholders meeting, the following were elected to the offices named. William A. Beltz, Chairman of the Board and Chief Executive Officer; Paul N. Wojcik, President and Chief Operating Officer; John V. Schappi, Vice Chairman of the Board; Jacqueline M. Blanchard, Vice President for Human Resources; John P. Boylan, Jr., Vice President for Administration; Eunice L. Bumgardner, Vice President and General Counsel; Kathleen D. Gill, Vice President and Executive Editor; George
J. Korphage, Vice President for Accounting and Finance and Chief Financial Officer; Mary Patricia Swords, Vice President and Director of Sales and Marketing; Robert L. Velte, Vice President for Strategic Development; Cynthia J. Bolbach, Corporate Secretary; David A. Froemming, Assistant Corporate Secretary; John E. Jenc, Treasurer; and Gilbert S. Lavine, Assistant Treasurer.

       The following directors were elected to serve on standing committees of the Board of Directors for the ensuing term of the Board, as indicated:

       AUDIT COMMITTEE. Loene Trubkin, Chair, Frederick A. Schenck, and Daniel W. Toohey.

       BUDGET COMMITTEE. George J. Korphage, Chair, Sandra C. Degler, Eileen Z. Joseph, John V. Schappi, and Robert L. Velte.

       CORPORATE INVESTMENT COMMITTEE. George J. Korphage, Chair, William A. Beltz, Sandra C. Degler, Jack Jenc (ex officio), and Paul N. Wojcik.

       EXECUTIVE COMPENSATION COMMITTEE. Frederick A. Schenck, Chair, Daniel W. Toohey, and Loene Trubkin.

       EXECUTIVE COMMITTEE. William A. Beltz, Chair, Sandra C. Degler, Kathleen D. Gill, George J. Korphage, and Paul N. Wojcik.

       RETIREMENT PLAN INVESTMENT COMMITTEE. George J. Korphage, Chair, William A. Beltz, Sandra C. Degler, Jack Jenc (ex officio), and Paul N. Wojcik.

       RETIREMENT PLAN ADMINISTRATIVE COMMITTEE. Diane L. Harris, Chair, Paul A. Blakely, George C. Cosby, Anthony A. Harris, Bernard H. Mower, and David A. Sayre.

       DEFERRED STOCK PURCHASE PLAN ADMINISTRATIVE COMMITTEE. John E. Jenc, Chair, Jacqueline M. Blanchard, and Kathleen D. Gill.

       COMMITTEE ON MANAGEMENT DEVELOPMENT AND SUCCESSION. Daniel W. Toohey, Chair, William A. Beltz, John V. Schappi, Frederick A. Schenck, and Loene Trubkin.

       The Board also adopted a resolution reaffirming the commitment to employee ownership. A copy of the resolution is attached. Finally, any stockholder proposal intended to be presented at the 1997 annual meeting of stockholders, and to be included in BNA's proxy statement relating to that meeting, must be received by the Corporate Secretary on or before November 29, 1996.

                                                         Cordially,

                                                         s\  Cynthia J. Bolbach
                                                         ----------------------
                                                         Cynthia J. Bolbach


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RESOLUTION ON EMPLOYEE OWNERSHIP:
- --------------------------------

       RESOLVED, That the Board of Directors fully endorses and reaffirms the first corporate objective, which is "[t]o continue ownership by employees only and to encourage the widest possible participation because our experience demonstrates the success of employee ownership in encouraging excellent team performance, in providing a fair distribution of rewards for that performance, and in supplying a brake on unhealthy forms of growth," and
       FURTHER RESOLVED, That the Chairman of the Board and/or the President of the Corporation is hereby directed to refer all inquiries concerning the availability of the Corporation for acquisition to the full Board of Directors for appropriate consideration and response in light of that corporate objective.